Exhibit 10.1
2007 Executive
Annual Incentive Plan
The performance goals for 2007 are based on the 2007 business plan approved by the Board of Directors. These goals reflect the Board of Directors’ and CEO’s expectations for performance and accountability of the leadership team.
For 2007, the weighting of the financial measures is:
•	EPS: 40%

The definition of Earnings Per Share (“EPS”) is net income divided by the number of shares outstanding. EPS is the most common way that public companies are measured.

•	EBITDA: 20%

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a commonly used measure of cash flow from operations. Cash flow is critical to our Company in order for us to meet our debt covenants, make capital investments, and pay the interest on and pay down our debt. Depreciation and amortization are expenses of the business that relate to past investments (i.e., the purchase of barges). Therefore, to determine how much cash is available, we add these expenses back to our operating earnings.

•	EBITDA Stretch Goal: 10%

Same as above except the EBITDA stretch goal must be achieved to receive any payout for the measure. Any achievement above target will paid at the same level achieved by the other two (EPS and EBITDA) financial measures.
For 2007, the weighting of the Business Goals is:
•	Safety: 10%

It is critical that we continue to provide a safe environment for all employees. Safety will be measured by the incident rate which is defined as the number of recordable Injuries × 200,000 divided by the number of employee hours worked.

•	Stationary Days Reduction: 10%

The organization as a whole must focus on the reduction of stationary days. The reduction of these days will provide significant financial gain for the Company.

•	SG&A % to Revenue: 5%

This expense category is disclosed in the Company financial statements and will be measured as a percent of total revenue. It represents our need to be more efficient and to improve our profit margins.
American Commercial Lines Inc.

•	Working Capital: 5%

By managing our working capital, we generate cash to help pay down debt and pay for investments. Working capital is measured by adding accounts receivable and inventory, minus accounts payable, and then divided by revenue.
Plan Administration
Eligibility Criteria
•	Full-time salaried executive employees in grades 16 – 20 approved by the Compensation Committee.

•	Hire date on or before September 30, 2007.

•	Employed by ACL or one of its subsidiaries at time the incentive awards are paid.

•	Individual performance rated at a satisfactory level or higher.
Award Opportunities
Each performance measure has a corresponding percentage of the target award opportunity. Some incentive can still be earned if you are close to, but fall short of the goals. Also, higher incentives may be earned if goals are exceeded. Therefore, if actual performance falls between any of the defined levels, the award opportunities will be calculated proportionately.
•	Minimum performance (80% attainment) pays 50% of the target opportunity.

•	Target performance (100% attainment) pays 100% of target opportunity.

•	Superior performance (120% attainment) pays 150% of the target opportunity.
Award Calculations
The awards will be calculated based on the following formula:
2007 Base Salary Earnings × Target Award Opportunity × Performance Score for Each Goal
Actual base salary earnings are defined as only the base compensation earned from January 1 through December 31. In other words, your AIP payout will be prorated based on your actual salary earnings for the year. The overall performance score is determined by taking the achievement levels of the financial and business objectives multiplied by their weighting and added together.
Timing of Payment
Earned disbursement of the 2007 bonus amounts will occur after the 2007 financial results have been tabulated, Ernst &Young LLP has finished their audit and the Audit Committee has signed-off on the results of the audit; estimated to be early February, 2008. Also, all payments must be approved in advance by the Compensation Committee of the Board of Directors. In all events, bonus amounts will be paid no later than December 31, 2008 with respect to the 2007 bonus program.
American Commercial Lines Inc.

Administration
The Compensation Committee of the Board of Directors has the full power, authority and discretion to construe, interpret and administer this bonus program. The Compensation Committee may delegate this authority to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this bonus program, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.
Amendment
The Compensation Committee, in its sole discretion, may, at any time with or without notice, amend, modify, suspend or terminate this bonus program, including the right to suspend or eliminate some or all payments under this bonus program at any time.
Assignment
Payments under this bonus program may not be assigned or alienated.
Applicable Law
This document shall be governed by the laws of the State of Indiana.
No Employment Rights
Nothing contained in this bonus program shall be construed as a contract of employment between ACL or its subsidiaries and a participant or as a right of any participant to be continued in the employment of ACL or its subsidiaries, or as a limitation of the right of ACL or its subsidiaries to discharge any of its employees with or without cause.
American Commercial Lines Inc.